Exhibit 99.1

Exhibit 99.1 Earnings Press Release, dated November 12, 2026

SKYX Reports Record Revenue of $25.7M in Q-3 2026 Compared to $23.9M in Q-3 2025 and 11 Consecutive Quarters of Growth YoY

Gross profit rises in Q-3 by 11% to a record $8.1 million as SKYX continues to expand its market penetration

Company maintains a strong cash position with $21 million in cash, cash equivalents and restricted cash at September 30, 2026. Management believes it has sufficient cash to support its path to cash-flow positive

SKYX Deako merger expands the builder channel pipeline to approximately 4 million units with an expected average selling price of $50 per product

Since the merger, SKYX and Deako have announced they expect to supply more than 210,000 units to three prominent builders

MIAMI, FL – November 12, 2026 – SKYX Platforms Corp. (NASDAQ: SKYX) (the “Company” or “SKYX”), an award-winning, highly disruptive advanced plug and play smart home and AI platform technology company with over 120 U.S. and global pending and issued patents and with a mission to make homes and buildings advanced, smart and safe as the new standard, today reported financial and operating results for the third quarter and nine months ended September 30, 2026 and provided business updates.

SKYX will host a conference call on November 12, 2026, at 4:30 p.m. Eastern Time to discuss the results and recent developments. Conference call and webcast information appears below.

Third Quarter 2026 Financial Highlights

●	Revenue increased 7.4% to $25.7 million from $23.9 million in the third quarter of 2025.
●	Gross profit increased 11% to $8.1 million from $7.3 million in the second quarter of 2026.
●	Gross margin increased by 9% to 31.4%, compared to 28.9% in the second quarter of 2026.
●	$21 million in cash, cash equivalents, and restricted cash as of September 30, 2026, compared with $10 million on December 31, 2025.
●	A majority of Company’s inventory payments to vendors are paid after the Company receives payments from its customers, continuing to leverage its rapid conversion of its e-commerce sales into cash, advancing it cash position using the “Dell Working Capital Model”, and lowering its cost of capital.
●	Net cash used in operating activities decreased by 15.5% to $4.2 million from $5.0 million in the third quarter of 2025. Management believes it has sufficient cash to support its path to cash flow positive.
●	Interest-bearing debt, after debt discounts, decreased $3.6 million to $14.7 million from $18.3 million at year-end.
●	Adjusted EBITDA loss, a non-GAAP measure, decreased 18.7% to $2.9 million from $3.5 million in the second quarter of 2026. Adjusted EBITDA loss per share, a non-GAAP measure, decreased to $0.02 compared with $0.03 in the second quarter of 2026.

Deako Merger and Builder Programs

Subsequent to quarter-end, SKYX completed its merger with Deako on October 13, 2026, combining SKYX’s ceiling-based plug-and-play and smart home technologies with Deako’s wall-based plug & play smart home and lighting platform. Deako generated revenues of more than $26 million in 2025, has shipped more than 35 million units over five years, and has provided its solutions to more than 50 U.S. homebuilders. Deako also recently extended supply agreements with D.R. Horton and Stone Martin. Following the merger, SKYX announced the following builder programs:

●	Maronda Homes: SKYX announced its first major builder program, with more than 80,000 units of their smart home technologies to more than 1,000 homes, including projects in Ohio, Georgia, Maryland and Pennsylvania.
●	Home Creations: SKYX announced a second major builder program, with more than 60,000 units expected for more than 700 homes in Oklahoma and Texas.
●	Stone Martin: SKYX announced a third home builder program with approximately 70,000 units expected for more than 850 homes in Alabama and Georgia.
●	Together, the Home Creations, Maronda and Stone Martin home builder programs are expected to represent more than 210,000 units across more than 2,500 homes. Deliveries are expected through 2027.
●	The combined SKYX and Deako pipeline is estimated at approximately 4 million units, with an expected average selling price of approximately $50 per product.
●	Management believes the full product portfolio could increase Deako’s revenue per home by up to five times.
●	The merger is expected to reduce annual cash expenses by more than $6 million.
●	Merger is expected to create future revenue opportunities through product upgrades and interchangeability, AI-enabled services, monitoring, subscriptions and licensing.
●	In consideration for the merger, SKYX issued 25,000,000 shares of common stock, subject to a 12-month full lock-up (followed by quarterly leak-out releases at 12, 15, 18, and 21 months after the closing, with share sales subject to a Rule 10b5-1 trading plan).

Hospitality and International Expansion

●	SKYX signed an agreement to supply its technologies to two 65-story luxury Trump Towers in Hyderabad, India, comprising more than 2.2 million square feet. The Company expects to deploy tens of thousands of units in the project.
●	SKYX announced plans to supply its technologies during a Marriott city-center hotel renovation in Durham, North Carolina. In Europe, its technology is expected to become a brand standard for developer Group OTT, which has developed more than 250 hotels and buildings. Previously announced hotel projects included the Grand Hotel du Parc in France and the Hotel Mozart Prague, with OTT Heritage Hospitality supporting marketing to the broader European hotel market.
●	The Company’s future project opportunities include Miami’s $4 billion Smart City development and projects in North Carolina, Austin, San Antonio, South Florida, New York, Europe, Saudi Arabia and Egypt.

Retail Technology and Licensing

●	Turbo Heater Celling Fans. Company reported that based on growing sales and winter demand for its patented all-in-one turbo heater ceiling fan, it will launch an additional four models in larger and smaller sizes 20” 44” 52” and 60” and in five different colors including white, black, brush nickel, gold, and bronze in addition to its original 24” model across national retailers and its e-commerce platform comprised of multiple websites in the fourth quarter. Retail channel includes The Home Depot, Lowe’s, Target, Walmart, and Amazon.
●	Licensing. SKYX has signed a licensing agreement with lighting company Eurofase and plans to pursue additional licensing opportunities. It is also planning an AI-driven system for its e-commerce platform intended to improve conversion rates and sales. The Company has secured manufacturing partnerships in the United States, Vietnam, Taiwan, China and Cambodia.

Safety Code Standardization

●	Company’s code standardization code team continues to pursue mandatory safety-code standardization for its electrical ceiling outlet and receptacle technology. The code team is led by Mark Earley, former head of the National Electrical Code (NEC), and Eric Jacobson, former President and CEO of the American Lighting Association. The Company’s reported progress includes ANSI/NEMA voting to approve its product specification and its technology being voted into 10 segments of the NEC Code Book. Mandatory adoption remains a Company objective.

Management Commentary

Company’s Management, Board members, and Senior Advisors include former CEO’s and executives from Fortune 100 companies including Nielsen, Microsoft, Disney, GE, The Home Depot, Office Depot, Chrysler, among others.

In its 11 consecutive YoY comparable quarter growth, the Company continued to increase its revenue in the third quarter of 2026, generating $25.7 million, an increase of 7.4% compared with $23.9 million in the third quarter of 2025. We continue to expand our channel strategy across the builder, professional, commercial, hospitality and retail markets.

Gross profit increased 11% to $8.1 million in the third quarter of 2026 from $7.3 million in the second quarter of 2026. Gross margin increased by 9% to 31.4%, compared to 28.9% in the second quarter of 2026. For the first nine months of 2026, gross profit increased 8.4% to $22.0 million from $20.3 million in the comparable 2025 period.

We are encouraged by the opportunities created by the Deako merger, completed after quarter-end on October 13, 2026. Deako’s established relationships with more than 50 U.S. homebuilders provide an additional sales channel for SKYX’s ceiling-based technologies alongside Deako’s plug & play wall-switch and intelligent lighting platform. Since the close of the merger we announced supplying three prominent builders approximately 210,000 units to over 2500 homes including Maronda Homes, Home Creations and Stone Martin These follow recently announced builder initiatives where we could supply hundreds of thousands of units in India, Europe, the Middle East including Saudi Arabia and Egypt, the $4 billion mixed-use smart city development in the Little River District in the heart of Miami, and projects in Pittsford, New York; North Carolina; Austin, Texas; and San Antonio, Texas. We continue to address the builder/commercial segments, large online and brick-and-mortar retail partners as well as our future potential to realize revenues from licensing, subscription, monitoring, and AI services. The combined product portfolio of SKYX and Deako creates opportunities for upgrades, interchangeability and future recurring revenue.

Our e-commerce platform of 60 lighting and home décor websites continues to support marketing, distribution and sales to professional and retail customers. We also continue to pursue hospitality projects, international opportunities and technology licensing. Management is focused on its path towards being cash flow positive, supported by expected annual cash expense savings of more than $6 million from the Deako merger and expansion across our sales channels.

Third Quarter 2026 Financial Information

For SEC filings and financial information, visit the Company’s investor relations website at https://ir.skyplug.com/sec-filings/.

Non-GAAP Financial Measures

Management uses adjusted EBITDA, which adjusts GAAP net loss for interest, depreciation and amortization, share-based payments and other adjustments, as a supplemental measure to evaluate operating performance and inform financial and strategic planning. Adjusted EBITDA excludes significant expenses required by GAAP and is subject to inherent limitations. It should be considered in addition to GAAP net loss and cash flows used in operating activities. Investors should not rely on any single financial measure to evaluate the Company’s business.

About SKYX Platforms Corp. (NASDAQ: SKYX)

SKYX Platforms Corp. (NASDAQ: SKYX) is an advanced smart home, artificial intelligence (AI), and plug-and-play technology platform company with a mission to make homes and buildings safe, advanced, and smart as the new standard. Following its merger with Deako, Inc., SKYX combines complementary technologies designed to simplify the installation, integration, and upgrading of smart home and building systems across residential, commercial, builder, and hospitality markets.

The merged company offers a broad portfolio of plug-and-play platform technologies and products spanning ceiling and wall electrical infrastructure, intelligent lighting and switches, smart home and AI-enabled solutions, and other connected home and building applications. By bringing together SKYX’s ceiling-based technologies and Deako’s established wall-switch platform, the company enables a more comprehensive approach to smart homes and buildings, reducing the complexity associated with traditional wired installations while enhancing convenience, safety, and functionality.

SKYX has a combined portfolio of more than 120 issued and pending in the U.S. and internationally patents and patent applications relating to smart home and building platforms, AI, and plug-and-play technologies. Including its wholly owned subsidiary, Deako, SKYX has supplied and expects to supply plug & play smart lighting technologies to more than 60 U.S. homebuilders and builders. The merger expands SKYX’s opportunities across the homebuilder, professional, commercial, and hospitality markets, while creating potential for future recurring revenue through product upgrades and interchangeability, AI-enabled services, monitoring, subscriptions, and licensing.

In addition to its technology platforms, SKYX owns an e-commerce platform comprised of 60 e-commerce lighting and home décor websites serving retail and commercial customers. Through its combined technologies and product portfolio, SKYX is focused on advancing the adoption of smart, connected, and safer environments in homes and buildings across the United States and internationally.

For more information, please visit www.skyx.com and www.deako.com.

Forward-Looking Statements

Certain statements made in this press release are not based on historical facts but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “can,” “could,” “continue,” “estimate,” “expect,” “evaluate,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “target,” “view,” “will,” or “would,” or the negative thereof or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks, uncertainties and other factors, many of which have outcomes difficult to predict and may be outside our control, that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include statements relating to the Company’s ability to successfully launch, commercialize, develop additional features and achieve market acceptance of its products and technologies and integrate its products and technologies with third-party platforms or technologies; the Company’s ability to achieve positive cash flows and realize anticipated merger savings and other benefits; the Company’s efforts and ability to drive the adoption of its products and technologies as a standard feature, including their use in homes, hotels, offices and cruise ships; the Company’s ability to capture market share; the Company’s estimates of its potential addressable market and demand for its products and technologies; the Company’s ability to raise additional capital to support its operations as needed, which may not be available on acceptable terms or at all; the Company’s ability to continue as a going concern; the Company’s ability to execute on any sales and licensing or other strategic opportunities; the possibility that any of the Company’s products will become National Electrical Code (NEC)-code or otherwise code mandatory in any jurisdiction, or that any of the Company’s current or future products or technologies will be adopted by any state, country, or municipality, within any specific timeframe or at all; risks arising from mergers, acquisitions, joint ventures and other collaborations; the Company’s ability to attract and retain key executives and qualified personnel; guidance provided by management, which may differ from the Company’s actual operating results; the potential impact of unstable market and economic conditions, including recent measures adopted by the federal government, on the Company’s business, financial condition, and stock price; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its periodic reports on Form 10-K and Form 10-Q. There can be no assurance as to any of the foregoing matters. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws.

Investor Relations Contacts

Jeff Ramson

PCG Advisory

jramson@pcgadvisory.com

Ronald A. Both

Encore Investor Relations

rb@encore-ir.com

Dial-In Information:

Conference Call and Webcast Details

Event	SKYX Platforms Corp. Third Quarter 2026 Earnings Conference Call
Date	Thursday, November 13, 2026
Time	4:30 p.m. Eastern Time
Participant dial-in	U.S./Canada (Toll-Free): 1-877-407-0792 or International: 1-201-689-8263
Webcast	https://viavid.webcasts.com/starthere.jsp?ei=1782763&tp_key=c59bf1a1a2

Call me™: https://callme.viavid.com/viavid/?callme=true&passcode=13760591&h=true&info=company&r=true&B=6

Participants may use the dial-in numbers above and be assisted by an operator or use the Call me™ link for instant telephone access. The Call me™ link will become active 15 minutes before the scheduled start time.

Please connect at least 10 minutes before the start of the call to ensure timely participation.

Telephone Replay

A telephone replay is expected to be available approximately three hours after the conference call and will remain available through Saturday, December 12, 2026, at 11:59 p.m. Eastern Time.

Replay Dial-In:

●	U.S./Canada (Toll-Free): 1-844-512-2921
●	International: 1-412-317-6671

Access ID: 13763842

SKYX PLATFORMS CORP.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$19,379,143	$8,052,621
Accounts receivable	2,761,315	1,891,488
Inventory	4,775,489	4,250,168
Prepaid expenses and other assets	3,653,694	1,206,639
Total current assets	30,569,641	15,400,916

Long-term assets:
Property and equipment, net	772,523	1,347,640
Restricted cash	1,550,000	2,050,000
Right of use assets	10,158,068	17,502,685
Intangibles, definite life	3,908,656	5,051,949
Goodwill	16,157,000	16,157,000
Other assets	204,834	205,044
Total long-term assets	32,751,081	42,314,318

Total assets	$63,320,722	$57,715,234

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable and accrued expenses	$17,591,712	$16,014,585
Notes payable	-	356,474
Operating lease liabilities	1,160,690	2,589,994
Royalty obligations	650,000	1,300,000
Deferred revenues	2,748,758	2,082,622
Convertible notes related parties	332,639	350,000
Convertible notes	174,999	1,884,347
Total current liabilities	22,658,798	24,578,022

Long term liabilities
Long term accounts payable	669,313	552,354
Notes payable	145,022	145,022
Operating lease liabilities	10,719,780	17,791,453
Convertible notes	15,072,266	14,236,769
Total long-term liabilities	26,606,381	32,725,598

Total liabilities	49,265,179	57,303,620
Mezzanine equity
Series A Preferred Stock-shares authorized 400,000, outstanding 200,000 and 200,000	5,000,000	5,000,000
Stockholders’ equity (deficit)
Series A-1 Preferred Stock-shares authorized 480,000, outstanding 253,000 and 292,000	6,149,167	7,124,167
Series A-2 Preferred Stock-shares authorized 160,000, outstanding 60,000 and 60,000	1,500,000	1,500,000

Common stock and additional paid-in-capital: shares authorized 500,000,000 outstanding 136,168,693 and 117,666,800	242,362,616	203,046,051
Accumulated deficit	(240,956,240)	(216,258,604)
Total stockholders’ equity (deficit)	9,055,543	(4,588,386)

Total Liabilities and stockholders’ equity (deficit)	$63,320,722	$57,715,234

The accompanying notes are an integral part of the unaudited consolidated financial statements.

1

SKYX PLATFORMS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025

Revenue	$25,664,622	$23,891,537	$73,029,511	$67,067,130

Operating expenses
Cost of revenues	17,605,790	16,323,277	51,052,401	46,790,251
Selling and marketing expenses	7,705,578	6,099,700	21,559,370	19,112,137
General and administrative expenses	6,054,275	8,232,178	21,352,811	23,162,498
Total expenses, net	31,365,643	30,655,155	93,964,582	89,064,886

Loss from operations	(5,701,021)	(6,763,618)	(20,935,071)	(21,997,756)
Other expenses
Interest expense - related party	8,501	18,146	26,098	53,842
Interest expense, net	725,908	834,162	2,973,922	3,443,385
Total other expenses, net	734,409	852,308	3,000,020	3,497,227

Net loss	(6,435,430)	(7,615,926)	(23,935,091)	(25,494,983)

Preferred dividends - related party	15,000	10,000	45,000	30,000
Preferred dividends	241,500	277,000	717,545	745,374
Net loss attributed to common stockholders	$(6,691,930)	$(7,902,926)	$(24,697,636)	$(26,270,357)

Net loss per share - basic and diluted	$(0.05)	$(0.07)	$(0.19)	$(0.25)

Weighted average number of common shares outstanding – basic and diluted	135,600,568	112,021,945	133,225,019	107,190,510

The accompanying notes are an integral part of the unaudited consolidated financial statements.

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SKYX PLATFORMS CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025

Shares of preferred stock ( Series A-1)
Balance, beginning of period	253,000	374,000	292,000	240,000
Preferred stock Conversion to common	-	-	(39,000)	(20,000)
Preferred stock issued pursuant to offerings	-	-	-	154,000
Balance, end of period	253,000	374,000	253,000	374,000

Preferred stock ( Series A-1)
Balance, beginning of period	$6,149,167	$9,174,167	$7,124,167	$6,000,000
Preferred stock Conversion to common	-	-	(975,000)	(500,000)
Preferred stock issued pursuant to offerings	-	-	-	3,674,167
Balance, end of period	$6,149,167	$9,174,167	$6,149,167	$9,174,167

Shares of preferred stock ( Series A-2)
Balance, beginning of period	60,000	-	60,000	-
Preferred stock Conversion to common	-	-	-	-
Preferred stock issued pursuant to offerings	-	-	-	-
Balance, end of period	60,000	-	60,000	-

Preferred stock ( Series A-2)
Balance, beginning of period	$1,500,000	$-	$1,500,000	$-
Preferred stock Conversion to common	-	-	-	-
Preferred stock issued pursuant to offerings	-	-	-	-
Balance, end of period	$1,500,000	$-	$1,500,000	$-

Shares of common stock
Balance, beginning of period	135,228,628	110,781,191	117,666,800	103,358,975
Common stock issued pursuant to offerings	-	-	12,000,000	3,875,013
Common stock issued pursuant to conversion of preferred stock	-	-	812,501	251,935
Common stock issued pursuant to preferred dividends	14,539	-	29,462	-
Common stock issued pursuant to conversion of notes and accrued interest	-	-	914,901	-
Common stock issued pursuant to exercise of options and warrants	-	-	1,301,667	-
Common stock issued pursuant to services	925,526	1,884,986	3,443,362	5,180,254
Balance, end of period	136,168,693	112,666,177	136,168,693	112,666,177

Common stock and paid-in capital
Balance, beginning of period	$240,270,643	$191,667,028	$203,046,051	$179,837,253
Common stock issued pursuant to offerings	-	-	27,392,004	4,672,383
Common stock issued pursuant to conversion of preferred stock	-	-	975,000	500,000
Common stock issued pursuant to preferred dividends	15,000	-	38,044	3,870
Common stock issued pursuant to conversion of notes and accrued interest	-	-	1,288,949	-
Common stock issued pursuant to exercise of options and warrants	-	-	1,911,101	-
Common stock issued pursuant to services	2,076,973	3,373,894	7,711,467	10,027,416
Balance, end of period	$242,362,616	$195,040,922	$242,362,616	$195,040,922

Accumulated Deficit
Balance, beginning of period	$(234,264,310)	$(200,151,256)	$(216,258,604)	$(181,783,825)
Preferred dividends	(256,500)	(287,000)	(762,545)	(775,374)
Net loss	(6,435,430)	(7,615,926)	(23,935,091)	(25,494,983)
Balance, end of period	$(240,956,240)	$(208,054,182)	$(240,956,240)	$(208,054,182)

Total Stockholders’ Equity (deficit)	$9,055,543	$(3,839,093)	$9,055,543	$(3,839,093)

The accompanying notes are an integral part of the unaudited consolidated financial statements.

3

SKYX PLATFORMS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Unaudited)	(Unaudited)
	For the nine months ended September 30,
	2026	2025
Operations:
Net loss	$(23,935,091)	$(25,494,983)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	2,931,654	3,585,817
Amortization of debt discount	835,497	835,497
Non-cash equity-based compensation expense	7,711,467	10,027,416
Equity-based payment of interest	699,998	-
Gain on lease modification	(275,103)	-
Change in operating assets and liabilities
Inventory	(525,322)	68,588
Accounts receivable	(869,827)	(740,112)
Prepaid expenses and other assets	(659,898)	(425,355)
Deferred charges	-	223,214
Deferred revenues	666,136	1,276,266
Operating lease liabilities	(1,721,241)	(1,727,917)
Royalty obligation	(650,000)	(300,000)
Accounts payable and accrued expenses	1,889,878	1,375,295
Net cash used in operating activities	(13,901,852)	(11,296,274)

Investing:
Purchase of property and equipment	(348,387)	(860,045)
Prepayment of acquisition consideration	(2,000,000)	-
Net cash used in investing activities	(2,348,387)	(860,045)

Financing:
Proceeds from issuance of common stock - offerings	29,000,000	4,809,148
Placement cost	(1,607,996)	(312,598)
Dividends paid	(732,112)	(697,171)
Proceeds from issuance of preferred stocks	-	3,850,000
Proceeds from exercise of warrants and options	1,911,101	-
Proceeds from issuance of convertible notes	-	3,250,000
Principal repayments of notes payable	(1,494,232)	(4,363,816)
Net cash provided by financing activities	27,076,761	6,535,563

Change in cash and cash equivalents, and restricted cash	10,826,522	(5,620,756)
Cash, cash equivalents and restricted cash at beginning of the period	10,102,621	15,500,495
Cash, cash equivalents and restricted cash at end of period	$20,929,143	$9,879,739

Cash paid during the period for:
Interest	1,853,028	2,329,170
Taxes	$-	$-

Supplementary disclosure of non-cash investing and financing activities:
Fair value of shares to satisfy obligations under convertible notes	$588,950	-
Preferred stock conversion to common stock	975,000	500,000
Dividends paid in shares of common stock	38,044	-
Reduction of right-of-use assets due to lease modification	5,768,167	-
Reduction of operating lease liabilities due to lease modification	6,779,736	-

4

Non-GAAP Financial Measures

Management considers earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating our business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables our management to monitor and evaluate our business on a consistent basis. We use EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. We believe that EBITDA, as adjusted, eliminates items that are not part of our core operations, such as interest expense and amortization and impairment expense associated with intangible assets, or items that do not involve a cash outlay, such as share-based payments and non-recurring items, such as transaction costs. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income (loss), net income (loss) and cash flows used in operating activities. This non-GAAP financial measure excludes significant expenses that are required by GAAP to be recorded in our financial statements and is subject to inherent limitations. Investors should review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure included below. Investors should not rely on any single financial measure to evaluate our business.

	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025

Net loss	$(6,435,430)	$(7,615,926)	$(23,935,091)	$(25,494,983)
Share-based payments	2,076,973	3,373,894	7,711,467	10,027,416
Interest expense	734,409	852,308	3,000,020	3,497,227
Depreciation, amortization	750,470	1,137,394	2,931,654	3,417,548
EBITDA, as adjusted	$(2,873,578)	$(2,252,330)	$(10,291,950)	$(8,552,792)

5